Exhibit 23.2


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 15, 1999 relating to the consolidated financial statements and financial statement schedule, which appears in Workflow Management, Inc.'s Annual Report on Form 10-K for the fiscal year ended April 24, 1999.


/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
August 6, 1999

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